Registration Statement No. 333-
Filed December 23, 2021

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HANOVER BANCORP, INC.
(Exact name of Registrant as specified in its charter)

New York	81-3324480
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

80 East Jericho Turnpike Mineola, New York 11501
 (Address of principal executive offices)       (zip code)

2021 Equity Compensation Plan
(Full title of the Plan)

Michael P. Puorro

Chairman and Chief Executive
Officer
Hanover Bancorp, Inc.
80 East Jericho Turnpike
Mineola, New York 11501

(Name and address of agent for service)

(516) 548-8500

(Telephone number, including area

code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer ☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Calculation of Registration Fee
Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, $0.01 par value	427,500	$22.93	$9,802,575	$908.70

(1)	Maximum number of shares authorized for issuance pursuant to the Registrant’s 2021 Equity Compensation Plan (the “Plan”). This Registration Statement also relates to such indeterminate number of additional shares of common stock of the Registrant as may be issuable as a result of stock splits, stock dividends or similar transactions, as described in the Plans.

(2)	Estimated solely for the purpose of calculating the registration fee and based upon the Registrant’s book value as of November 30, 2021 in accordance with Rule 457(h)(1).

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold to prevent dilution resulting from certain capital changes affecting the Registrant.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed with the SEC are hereby incorporated by reference into this Registration Statement:

(a)	the Registrant’s annual report on Form 10-K for the year ended September 30, 2021 filed under the Securities Exchange Act of 1934 on December 22, 2021 which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

(b)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form S-4 filed with the SEC on January 20, 2021, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company with the SEC pursuant to Sections 12, 13(a), 14 and 15(d) of the Exchange Act after the effective date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modified or superseded such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Article Sixth of the Company's Certificate of Incorporation provides as follows:

No director or officer shall be personally liable to the Corporation or any shareholder for damages for any breach of duty in such capacity, except if a judgment or other final adjudication adverse to the director or officer establishes that (i) the director’s or officer’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, (ii) the director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled or (iii) the director’s acts violated Section 719 of the Business Corporation Law. Neither the amendment nor repeal of this Article Sixth, or the adoption of any provision of this Certificate of Incorporation or the By-Laws of the Corporation or any statute inconsistent with this Article Sixth, shall eliminate or reduce the effect of this Article Sixth in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.

Section 5.4 of the Company's By-laws provides as follows:

The Corporation shall indemnify its directors, officers and employees to the fullest extent allowed by law, provided, however, that it shall be within the discretion of the Board of Directors whether to advance any funds in advance of disposition of any action, suit or proceeding, and provided further that nothing in this Section 5.4 shall be deemed to obviate the necessity of the Board of Directors to make any determination that indemnification of any director, officer or employee is proper under the circumstances because he has met the applicable standard of conduct set forth in the New York Business Corporation Law. Neither the amendment nor the repeal of this Section 5.4, nor the adoption of any provision of these By-Laws or the Certificate of Incorporation of the Corporation or any other statute inconsistent with this Section 5.4, shall eliminate or reduce the effect of this Section 5.4 in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.

Item 7.    Exemption From Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The following exhibits are filed with this Registration Statement.

Exhibit
Number	Description of Exhibit

4.1	2021 Equity Compensation Plan (1)

5	Opinion of Windels Marx Lane& Mittendorf, LLP

23(a)	Consent of Crowe LLP

23(b)	Consent of Windels Marx Lane & Mittendorf, LLP (included in the Opinion filed as Exhibit 5 hereto)

24.1	Power of Attorney (2)

(1)	Incorporated by reference from Exhibit 10.5 to the Registrant’s Current Report on Form 8-K as filed with the SEC on July 30, 2021.

(2)	Included on the signature page of this Registration Statement

Item 9. Undertakings.

The registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i)            Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)          Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply because this Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference to the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Mineola, State of New York, on the 23rd day of December, 2021.

HANOVER Bancorp, Inc.

By:	/s/ Michael P. Puorro
Name: Michael P. Puorro
Title: Chairman and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael P. Puorro his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Michael P. Puorro	Chairman, Chief Executive Officer (Principal Executive Officer)	December 23, 2021
Michael P. Puorro

/s/ Lance P. Burke	Chief Financial Officer (Principal Financial and Accounting Officer)	December 23, 2021
Lance P. Burke

/s/ Varkey Abraham	Director	December 23, 2021
Varkey Abraham

/s/ Robert Golden	Director	December 23, 2021
Robert Golden

/s/ Ahron Haspel	Director	December 23, 2021
Ahron Haspel

/s/ Michael Katz	Director	December 23, 2021
Michael Katz

/s/ Metin Negrin	Director	December 23, 2021
Metin Negrin

/s/ Philip Okun	Director	December 23, 2021
Philip Okun

/s/ Elena Sisti	Director	December 23, 2021
Elena Sisti

/s/ John Sorrenti	Director	December 23, 2021
John Sorrenti

EXHIBIT INDEX TO REGISTRATION

STATEMENT ON FORM S-8

OF HANOVER BANCORP. INC.

Exhibit
Number	Description of Exhibit

4.1	2021 Equity Compensation Plan (1)

5	Opinion of Windels Marx Lane & Mittendorf, LLP

23(a)	Consent of Crowe LLP

23(b)	Consent of Windels Marx Lane & Mittendorf, LLP (included in the Opinion filed as Exhibit 5 hereto)

24.1	Power of Attorney (2)

(1)	Incorporated by reference from Exhibit 10.5 to the Registrant’s Current Report on Form 8-K as filed with the SEC on July 30, 2021.

(2)	Included on the signature page of this Registration Statement